SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                              Isilon Systems, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    46432L104
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)




CUSIP No. .............................................................46432L104

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................4,008,149

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................4,008,149

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....4,008,149

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................%6.6(1)

12)  Type of Reporting Person.................................................HC


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................867,032

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................867,032

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......867,032

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.4%(1)

12)  Type of Reporting Person.................................................BD


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.



CUSIP No. .............................................................46432L104

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................667,391

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................667,391

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......667,391

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.1%(1)

12)  Type of Reporting Person.................................................CO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.

CUSIP No. .............................................................46432L104

1)  Name of Reporting Person.....................................Lehman Brothers
                                                Venture Capital 2003 Partnership

     S.S. or I.R.S. Identification No. of Above Person................20-0195798


2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................615,614

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................615,614

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......615,614

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.0%(1)

12)  Type of Reporting Person.................................................CO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.

CUSIP No. .............................................................46432L104

1) Name of Reporting
   Person.......................................................Lehman ALI Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3695935

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................443,110

6)   Shared Voting Power....................................................-0-

7)   Sole Dispositive Power.............................................443,110

8)   Shared Dispositive Power.............................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......443,110

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(1)

12)  Type of Reporting Person.................................................CO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.



CUSIP No. ............................................................46432L104

1) Name of Reporting
Person.......................................................Property Asset
                                                             Management Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3555152

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization..............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................443,110

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................443,110

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......443,110

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(1)

12)  Type of Reporting Person.................................................CO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting
Person.......................................................Lehman Brothers
                                                             P.A., LLC

     S.S. or I.R.S. Identification No. of Above Person................52-2278632

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................443,110

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................443,110

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......443,110

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.7%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.



CUSIP No. .............................................................46432L104

1) Name of Reporting Person.................Lehman
                                            Brothers Partnership GP 2000/2001 LP

     S.S. or I.R.S. Identification No. of Above Person................13-4143945

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................199,641

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................199,641

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......199,641

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.3%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.

CUSIP No. .............................................................46432L104

1) Name of Reporting Person........................Lehman Brothers Partnership
                                                   Account 2000/2001, LP

     S.S. or I.R.S. Identification No. of Above Person................13-4143945

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................199,641

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................199,641

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......199,641

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.3%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.

CUSIP No. .............................................................46432L104

1) Name of Reporting Person........................Lehman Brothers Offshore
                                                   Partners Ltd.

     S.S. or I.R.S. Identification No. of Above Person................52-2038758

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................51,777

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................51,777

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........51,777

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.1%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person........................Lehman Brothers Offshore
                                                   Partnership GP 2000/2001 LP

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power....................................................51,777

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...............................................51,777

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.........51,777

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.1%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.



CUSIP No. .............................................................46432L104

1) Name of Reporting Person....................Lehman Brothers Offshore
                                               Partnership Account 2000/2001, LP

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization................................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power....................................................51,777

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...............................................51,777

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.........51,777

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................0.1%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person...................Lehman Brothers Venture Associates
                                                                        2003 LLC

     S.S. or I.R.S. Identification No. of Above Person................20-0195787

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................2,066,937

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................2,066,937

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......2,066,937

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................3.4%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person...........................Lehman Brothers Venture GP
                                                             Partnership 2003 LP

     S.S. or I.R.S. Identification No. of Above Person................20-0195776


2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................2,066,937

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................2,066,937

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......2,066,937

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................3.4%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person..............................Lehman Brothers Venture
                                                             Partners 2003 C-LP

     S.S. or I.R.S. Identification No. of Above Person................20-0195782



2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,012,160

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,012,160

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,012,160

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.7%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person..............................Lehman Brothers Venture
                                                              Partners 2003-P LP

     S.S. or I.R.S. Identification No. of Above Person................20-0195794



2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,054,777

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,054,777

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,054,777

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.7%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person..............................Lehman Brothers Venture
                                                              Associates II LLC

     S.S. or I.R.S. Identification No. of Above Person................13-4178543

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................631,070

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................631,070

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......631,070

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.0%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.


CUSIP No. .............................................................46432L104

1) Name of Reporting Person..............................Lehman Brothers Venture
                                                         Capital Partners II, LP

     S.S. or I.R.S. Identification No. of Above Person................74-3028029


2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................631,070

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power.............................................631,070

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......631,070

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.0%(1)

12)  Type of Reporting Person.................................................OO


(1) Based on 60,493,187 shares of Common Stock outstanding as of December 15, 2006 as reported on Form 424B4 filed by the Issuer on December 15, 2006.



Item 1(a).        Name of Issuer:

                  Isilon Systems Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3101 WESTERN AVENUE
                  SEATTLE WA 98121

Item 2(a).        Name of Person(s) Filing:

                  Lehman ALI Inc.
                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Offshore Partners Ltd.
                  Lehman Brothers Offshore Partnership Account 2000/20001, LP Lehman Brothers Offshore Partnership GP 2000/2001 LP
                  Lehman Brothers P.A., LLC
                  Lehman Brothers Partnership Account 2000/2001, LP
                  Lehman Brothers Partnership GP 2000/2001 LP
                  Lehman Brothers Venture Associates 2003 LLC
                  Lehman Brothers Venture Associates II LLC
                  Lehman Brothers Venture Capital 2003 Partnership
                  Lehman Brothers Venture Capital Partners II LP
                  Lehman Brothers Venture GP Partnership 2003 LP
                  Lehman Brothers Venture Partners 2003 C-LP
                  Lehman Brothers Venture Partners 2003 P-LP
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Property Asset Management Inc.


Item 2(b).        Address of Principal Business Office:

                  Lehman ALI Inc
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers P.A., LLC
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Partnership Account 2000/2001, LP 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Partnership GP 2000/2001 LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Associates 2003 LLC
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Associates II LLC
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Capital 2003 Partnership 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Capital Partners II LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture GP Partnership 2003 LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Partners 2003 C-LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Venture Partners 2003 P-LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Property Asset Management Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Offshore Partners Ltd.
                  Clarendon House
                  2 Church Street/P.O. Box HM 1022
                  Hamilton HM DX, Bermuda

                  Lehman Brothers Offshore Partnership GP 2000/2001 LP Clarendon House
                  2 Church Street/P.O. Box HM 1022
                  Hamilton HM DX, Bermuda

                  Lehman Brothers Offshore Partnership Account 2000/20001, LP Clarendon House
                  2 Church Street/P.O. Box HM 1022
                  Hamilton HM DX, Bermuda


Item 2(c).        Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                  LB I Group Inc. ("LB I Group") is a corporation organized under the laws of the State of Delaware.

                  Lehman ALI Inc. ("Lehman ALI") is a corporation organized under the laws of the State of Delaware.

                  Property Asset Management Inc. ("PAMI") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers P.A., LLC ("Lehman P.A. LLC") is a limited liability company organized under the laws of the State of Delaware.

                  Lehman Brothers Partnership GP 2000/2001 LP ("Lehman Brothers GP 2000/2001") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Partnership Account 2000/2001, LP ("Lehman Brothers Account 2000/2001") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Offshore Partners Ltd. ("Lehman Offshore Ltd") is a corporation organized under the laws of Bermuda.

                  Lehman Brothers Offshore Partnership GP 2000/2001 LP ("Lehman Offshore GP 2000/2001") is a limited partnership organized under the laws of Bermuda.

                  Lehman Brothers Offshore Partnership Account 2000/2001, LP ("Lehman Offshore Account 2000/2001") is a limited partnership organized under the laws of Bermuda.

                  Lehman Brothers Venture Associates 2003 LLC ("LB VA 2003 LLC") is a limited liability company organized under the laws of the State of Delaware.

                  Lehman Brothers Venture Associates II LLC ("LB VA II LLC" )is a limited liability company organized under the laws of the State of Delaware.

                  Lehman Brothers Venture Capital 2003 Partnership("LB VC 2003") is a partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Venture Capital Partners II LP ("LB VCP II") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Venture GP Partnership 2003 LP ("LB GP 2003") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Venture Partners 2003 C-LP ("LB 2003 C") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Venture Partners 2003 P-LP ("LB 2003 P") is a limited partnership organized under the laws of the State of Delaware.

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  46432L104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)
                     (ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership


                  (a) Amount Beneficially Owned

                  See Item 9 of cover page.

                  (b) Percent of Class:

                  See Item 11 of cover page.

                  (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote
                  (ii) shared power to vote or to direct the vote
                  (iii) sole power to dispose or to direct the disposition
                  (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person


                  LB 2003 C is the actual owner of 1,012,160 shares of Common Stock. LB 2003 C is a wholly-owned subsidiary of LB GP 2003, which is a wholly-owned subsidiary of LB VA 2003 LLC, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB GP 2003 and LB VA 2003 LLC may be deemed to be the beneficial owners of the shares of Common Stock owned by LB 2003 C.

                  Lehman P.A. LLC is the actual owner of 443,110 shares of Common Stock. Lehman P.A. LLC is a wholly-owned subsidiary of PAMI, which is a wholly-owned subsidiary of Lehman ALI, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, Lehman ALI and PAMI may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman P.A. LLC.

                  Lehman Brothers Account 2000/2001 is the actual owner of 199,641 shares of Common Stock. Lehman Brothers Account 2000/2001 is a wholly-owned subsidiary of Lehman Brothers GP 2000/2001 which is a wholly-owned subsidiary of LBI which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and Lehman Brothers GP 2000/2001 may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman Brothers Account 2000/2001.

                  Lehman Offshore Account 2000/2001 is the actual owner of 51,777 shares of Common Stock. Lehman Offshore Account 2000/2001 is a wholly-owned subsidiary of Lehman Offshore GP 2000/2001, which is a wholly-owned subsidiary of Lehman Offshore Ltd, which is a wholly-owned subsidiary of LB I Group, which is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group, Lehman Offshore Ltd and Lehman Offshore GP 2000/2001 may be deemed to be the beneficial owners of the shares of Common Stock owned by Lehman Offshore Account 2000/2001.

                  LB VC 2003 is the actual owner of 615,614 shares of Common Stock. LB VC 2003 is a wholly-owned subsidiary of LB I Group, which is a wholly-owned subsidiary of LBI, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI and LB I Group may be deemed to be the beneficial owners of the shares of Common Stock owned by LB VC 2003.

                  LB 2003 P is the actual owner of 1,054,777 shares of Common Stock. LB 2003 P is a wholly-owned subsidiary of LB GP 2003 which is a wholly-owned subsidiary of LB VA 2003 LLC which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB VA 2003 LLC and LB GP 2003 may be deemed to be the beneficial owners of the shares of Common Stock owned by LB 2003 P.

                  LB VCP II is the actual owner of 631,070 shares of Common Stock. LB VCP II is a wholly-owned subsidiary of LB VA II LLC, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings and LB VA II LLC may be deemed to be the beneficial owners of the shares of Common Stock owned by LB VCP II.


Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable


Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Rashid Alvi
      Name:  Rashid Alvi
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Vice President

LB I GROUP INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN ALI INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

PROPERTY ASSET MANAGEMENT INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS P.A., LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE ASSOCIATES 2003 LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE ASSOCIATES II LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE CAPITAL 2003 PARTNERSHIP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE GP PARTNERSHIP 2003 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE PARTNERS 2003 C-LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE PARTNERS 2003 P-LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory




                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 8, 2007

LEHMAN BROTHERS HOLDINGS INC.

By:   /s/ Rashid Alvi
      Name:  Rashid Alvi
      Title: Vice President

LEHMAN BROTHERS INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Vice President

LB I GROUP INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN ALI INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

PROPERTY ASSET MANAGEMENT INC.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS P.A., LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP GP 2000/2001 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS OFFSHORE PARTNERSHIP ACCOUNT 2000/2001, LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE ASSOCIATES 2003 LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE ASSOCIATES II LLC

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE CAPITAL 2003 PARTNERSHIP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE CAPITAL PARTNERS II LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE GP PARTNERSHIP 2003 LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE PARTNERS 2003 C-LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory

LEHMAN BROTHERS VENTURE PARTNERS 2003 P-LP

By:   /s/ Rashid Alvi
      Name: Rashid Alvi
      Title:Authorized Signatory